                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant[ ]
Filed by a Party other than the Registrant[X]
Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential for use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to section 240.14a-11(c) or
         section 240.14a-12

                             Detection Systems, Inc.
               --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
                  --------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         4) Date Filed:

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


ULTRAK
FOR IMMEDIATE RELEASE
For more information, please contact:
Arianne Wiese
Ultrak, Inc.
972-353-6651
arianne.wiese@ultrak.com

                     Ultrak Announces Second Quarter Results
                       and Fills the Position of President

Lewisville, Texas - July 31, 2000 - Ultrak, Inc. (Nasdaq: ULTK) today announced sales of $53,918,600 for the second quarter ended June 30, 2000, an 3% increase compared to $52,323,827 in the same period last year and also a 3% increase compared to sales in the first quarter of this year. Gross profit margins were 30.9% compared to 32.7% in the second quarter of 1999 and 31% in the first quarter of this year. Operating profits were $675,604 compared to a loss of $1,583,893 (after special charges of $3,125,000) in the second quarter of 1999 and $149,575 in the first quarter of this year. Net income for the second quarter was $69,166 compared to a loss of $735,914 the previous year. This resulted in basic earnings per share of $0.00 in the second quarter of 2000, compared with a loss ($0.07) on 11,712,028 weighted average shares outstanding in the second quarter of 1999.

Sales for standard products were up across all business segments. However, as in the first quarter of 2000, revenue growth was negatively impacted by the decline of the Euro. As forecast earlier this year, revenue growth was also affected by the fact that our new systems platforms are in the early period of their launch. Customer evaluations, both here and abroad, of these systems are positive and very encouraging.

Late last week, Ultrak announced an alliance with Protection One, one of the leading security alarm companies in the United States. Protection One will feature Ultrak CCTV and access control products. "The Company's relationship with Diebold continues to strengthen and the opportunity for much increased business through them in the future is very promising, stated George Broady, Chairman and CEO of Ultrak, Inc.

As expected, gross profit margins were negatively affected by the fact that systems sales are low because our new platforms are in the early stages of release. "This new business will pick up steadily as the year progresses and we expect gross profit margins to improve as this happens. We believe we have major winners that offer real added value to our customers," said George Broady. The systems products the Company is referring to include SafeNet(TM) series integrated access control hardware, the Eurocorder(TM) II digital recording system, and Ultrak's automated vault protection system, PassVault(TM), for banking applications.

SecurityandMore.com, Ultrak's consumer/do it yourself e-commerce website continues to exhibit strong potential. New products are being added to the site on a regular basis and the site is being enhanced. Ultrak is currently in the process of seeking a private placement to raise capital for SecurityandMore.com to expand its business more rapidly.

                           President's Position Filled

Ultrak is pleased to announce that Peter Beare has been elected President and Chief Operating Officer of the Company. The role of President had been vacant since March of 1999. Peter joined Ultrak in May of this year as Vice President, Technology and Operations. "In the two months Peter has been with us, he has already made a significant impact. Peter brings a rich technical and engineering background, coupled with a clear strategic vision. He has particularly strong people skills and is a natural leader. Peter understands business, serving customers and making money. His industry knowledge, experience and high energy level make Peter a great choice to be our President. We are indeed fortunate to have him," stated George Broady.

Peter Beare brings to Ultrak a wide range of technical and business management skills and experience in the CCTV security, fire detection, and high-speed satellite communications industries. His most recent work experience includes Managing Director of Baxall Ltd., a manufacturing division of Norbain, the UK's largest supplier and manufacturer of CCTV equipment. Prior to that, Beare was a management consultant specializing in communications networks. He holds a number of patents and his product designs have won various awards in technology innovation.

Ted Wlazlowski, former Executive Vice President, will be leaving the Company following an orderly transition over the next two to three months. "We appreciate Ted's hard work and commitment to Ultrak," said Broady.

                         New Managing Director in Europe

Another key employment change was the appointment, in July, of Frank Kirk as the new Managing Director of Europe. Kirk, a UK native, has over 25 years of business experience spanning a career with N.C.R, the Xerox Corporation and his own group of companies. Although he spent some time in the U.S. and Australia, most of his career has been spent in continental Europe and the U.K. After the sale of his own companies some five years ago, Kirk has assisted various security technology companies in the areas of finance and marketing. He will be reside in Belgium and working from the new Ultrak European Headquarters in Antwerp.

                            Detection Systems Update

Lastly, Ultrak has filed a proxy solicitation with the SEC to elect three new directors of Detection Systems (Nasdaq: DETC), a company Ultrak owns 21% of and is its largest shareholder. Detection Systems annual meeting is normally held in August, but this year the Company has not yet set a date. Ultrak is anxious to maximize value for the shareholders of Detection Systems. If its proposed board is elected, Ultrak will retain an investment banking firm to review all strategic alternatives, including a possible sale of Detection Systems. As reasons for this solicitation, Ultrak stated, among other things in its proxy filing, Detection Systems' extraordinarily lucrative golden parachutes for management and management's refusal to entertain fair offers for the Company.

Ultrak is a publicly-held corporation that designs, manufactures, markets and services innovative electronic products and systems for the security and surveillance, industrial and medical video, and professional audio markets. The Company sells its products to distributors, dealers, system integrators, retailers and mass-merchants (for resale). Headquartered in Lewisville (Dallas), Texas, Ultrak has multiple facilities throughout the United States, Europe, Asia and South Africa. Enterprise Security Solutions (ESS) from Ultrak set new standards in quality, performance and value for large organizations interested in protecting their assets and improving operating efficiency. Access control, CCTV, alarm management, and public address functions are integrated and optimized. Existing telecommunications and IT infrastructures are leveraged to best advantage, security operations simplified and system life-cycle costs reduced. And, in progressive organizations, ESS functions like remote video surveillance are utilized to achieve improvements in operating efficiency and support the bottom-line mission of the enterprise.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 1999 and 10-Q for the quarter ended March 31, 2000.

         ULTRAK, INC. and SUBSIDIARIES


         CONSOLIDATED STATEMENTS OF INCOME


                                                     Three Months      Three Months       Six Months        Six Months
                                                        Ended             Ended             Ended              Ended

                                                     June 30,2000      June 30,1999      June 30,2000      June 30,1999
                                                   ----------------- ----------------- ----------------- ------------------
                                                     (unaudited)       (unaudited)       (unaudited)        (unaudited)


Net sales                                        $       53,918,600        52,323,827       106,052,941        100,992,211
Cost of sales                                            37,249,765        35,197,960        73,197,178         67,969,504
                                                   ----------------- ----------------- ----------------- ------------------
        Gross profit                                     16,668,835        17,125,867        32,855,763         33,022,707
        Gross profit %                                        30.9%             32.7%             31.0%              32.7%

Other operating costs:
    Marketing and sales                                   8,931,748         8,461,281        17,817,902         16,661,723
    General and administrative                            5,440,307         5,587,614        10,987,855         10,544,964
    Depreciation and goodwill amortization                1,621,176         1,535,865         3,224,827          2,888,893
    Special charges                                                         3,125,000                            3,875,000
                                                                  -                                   -
                                                   ----------------- ----------------- ----------------- ------------------
                                                   ----------------- ----------------- ----------------- ------------------
                                                         15,993,231        18,709,760        32,030,584         33,970,580
                                                   ----------------- ----------------- ----------------- ------------------
        Operating profit (loss)                                                                 825,179
                                                            675,604       (1,583,893)                            (947,873)

Other (expense) income:
   Interest expense, net                                  (924,825)         (714,630)       (1,781,321)        (1,430,668)
   Equity in income of Detection Systems, Inc.              324,000           450,000           324,000            850,000
   Other, net                                                63,553           557,445            19,538            830,739
                                                   ----------------- ----------------- ----------------- ------------------
                                                   ----------------- ----------------- ----------------- ------------------
                                                          (537,272)           292,815       (1,437,783)            250,071
                                                   ----------------- ----------------- ----------------- ------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE                           (1,291,078)         (612,604)
INCOME TAXES                                                138,332                                              (697,802)

       Income tax benefit (expense)                        (69,166)           555,164                              300,055
                                                                                                253,736

                                                   ----------------- ----------------- ----------------- ------------------

NET INCOME (LOSS)
                                                             69,166         (735,914)         (358,868)          (397,747)
Dividend requirements on

preferred stock                                            (29,302)          (29,302)          (58,604)           (58,604)
                                                   ----------------- ----------------- ----------------- ------------------
Net income (loss) allocable to
common stockholders                              $                                            (417,472)          (456,351)
                                                             39,864         (765,216)
                                                   ================= ================= ================= ==================

Net income per share:
      Basic                                                   $0.00           ($0.07)           ($0.04)            ($0.04)
                                                   ================= ================= ================= ==================
      Diluted                                                 $0.00           ($0.07)           ($0.04)            ($0.04)
                                                   ================= ================= ================= ==================
Number of common shares used in computations:

      Basic                                              11,701,262        11,712,028        11,659,817         11,684,997
                                                   ================= ================= ================= ==================
      Diluted                                            11,952,905        11,712,028        11,659,817         12,043,305
                                                   ================= ================= ================= ==================

                                      (end)

                  Ultrak, Inc. ("Ultrak") and George K. Broady may be deemed to be "participants" in Ultrak's solicitation of proxies from stockholders of Detection Systems, Inc. ("DETC") for use at the annual meeting of DETC stockholders to be held in 2000.

                  Ultrak's address is 1301 Waters Ridge Drive, Lewisville, Texas
75057. Ultrak beneficially holds 1,335,100 shares of DETC's common stock, par value $.05 per share (the "Common Stock"). Details concerning Ultrak's transactions in shares of Common Stock within the last two years can be found in Amendment No. 2 to Ultrak's preliminary proxy statement on Schedule 14A, filed on August 4, 2000. Ultrak is not and has not within the past year been a party to any contract, arrangement or understanding with any person with respect to any securities of DETC. Neither Ultrak nor any of its associates has entered into any transaction, or series of similar transactions, since the beginning of DETC's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which DETC or any of its subsidiaries was or is to be a party, in which any of the persons described in Item 404(a) of Regulation S-K had, or will have, a direct or indirect material interest. Neither Ultrak nor any of its associates have any arrangement or understanding with any person (1) with respect to any future employment by DETC or its affiliates, or (2) with respect to any future transactions to which DETC or any of its affiliates will or may be a party.

                  Through his ownership of Ultrak's common and preferred stock, Mr. Broady controls approximately 31% of the voting power of all outstanding shares of Ultrak's capital stock. Mr. Broady's business address is 1301 Waters Ridge Drive, Lewisville, Texas 75057, and his principal occupation is acting as Chairman of the Board and Chief Executive Officer of Ultrak. Neither Mr. Broady nor any of his associates (other than Ultrak) holds, nor within the past two years has held, securities of DETC beneficially or of record. Mr. Broady is not and has not within the past year been a party to any contract, arrangement or understanding with any person with respect to any securities of DETC. Neither Mr. Broady nor any of his associates has entered into any transaction, or series of similar transactions, since the beginning of DETC's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which DETC or any of its subsidiaries was or is to be a party, in which any of the persons described in Item 404(a) of Regulation S-K had, or will have, a direct or indirect material interest. Neither Mr. Broady nor any of his associates have any arrangement or understanding with any person (1) with respect to any future employment by DETC or its affiliates, or (2) with respect to any future transactions to which DETC or any of its affiliates will or may be a party.

                  Investors and security holders are advised to read Ultrak's preliminary proxy statement with respect to Ultrak's solicitation of proxies because that document contains important information. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Ultrak with the SEC at the SEC's Internet web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free from Ultrak by directing such request to Ultrak's proxy solicitor, Georgeson Shareholder Communications Inc., at (800) 223-2064.